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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-A/A


        AMENDMENT NO. 1 TO REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                          SEEQ TECHNOLOGY INCORPORATED
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             Delaware                                       94-2711298
----------------------------------------         -------------------------------
(STATE OF INCORPORATION OR ORGANIZATION)                 (I.R.S. EMPLOYER
                                                         IDENTIFICATION NO.)
        47200 Bayside Parkway
          Fremont, California                                 94538
-----------------------------------------        -------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box.[ ]


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

  TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
  TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
--------------------------             -----------------------------------------


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:



                         PREFERRED SHARE PURCHASE RIGHTS
--------------------------------------------------------------------------------
                                (TITLE OF CLASS)


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                                 AMENDMENT NO. 1
                      TO REGISTRATION STATEMENT ON FORM 8-A

        The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Registration Statement on Form 8-A dated May 2, 1995, as follows:

ITEM 1.        Description of Registrant's Securities to be Registered.

               The Rights Agreement dated as of April 21, 1995 (the "Rights Agreement"), by and between Seeq Technology Incorporated (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), was amended as of August 13, 1997 in order to change the definition of an "Acquiring Person" in
Section 1(a) to include only such persons that shall beneficially own 20% or more of the shares of common stock of the Company then outstanding and to make a similar change to Section 3(a) of the Rights Agreement.

               The amendment described above was effected by that certain Amendment No.1 to the Rights Agreement dated as of August 13, 1997, by and between the Company and the Rights Agent.


ITEM 2.        EXHIBITS.


               DESCRIPTION
               -----------

               1 Amendment No. 1 to Rights Agreement dated as of April 21, 1995, by and between Seeq Technology Incorporated and American Stock Transfer & Trust Company, as Rights Agent.


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                                    SIGNATURE



               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               SEEQ TECHNOLOGY INCORPORATED



Date:  August 26, 1997         By:  /s/ Gary R. Fish
                                  ------------------------------------
                                  Gary R. Fish
                                  Vice President, Finance and Chief
                                  Financial Officer


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                                    EXHIBITS



EXHIBIT
NUMBER           DESCRIPTION
-------          -----------

1 Amendment No. 1 to Rights Agreement dated as of April 21, 1995, by and between Seeq Technology Incorporated and American Stock Transfer & Trust Company, as Rights Agent.


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                               AMENDMENT NO. 1 TO
                               RIGHTS AGREEMENT OF
                              SEEQ TECHNOLOGY, INC.


               Amendment No. 1, dated as of August 13, 1997 (the "Amendment"), to the Rights Agreement, dated as of April 21, 1995 (the "Agreement"), between Seeq Technology, Inc., a Delaware corporation (the "Company"), and American Stock Transfer Company (the "Rights Agent").

                                   WITNESSETH:

               WHEREAS, the Company and the Rights Agent entered into the Agreement; and

               WHEREAS, on August 13, 1997, the Board of Directors of the Company, upon approval of the Continuing Directors (as defined in the Agreement) in accordance with Section 27 of the Agreement, determined it desirable and in the best interest of the Company and its stockholders to amend certain provisions of the Agreement.

               NOW THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

               Section 1. Amendment to Section 1(a). The definition of "Acquiring Person" in Section 1(a) of the Agreement is amended by deleting the percentage "15%" wherever such percentage appears in said Section and inserting in lieu thereof the percentage "20%".

               Section 2. Amendment to Section 3(a). Section 3(a) of the Agreement is amended by deleting the percentage "15%" wherever such percentage appears in said Section and inserting in lieu thereof the percentage "20%".

               Section 3. Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Agreement shall remain in full force and effect and be otherwise unaffected hereby.

               Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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               IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                         SEEQ TECHNOLOGY, INC.


By: /s/ Margaret Maher            By: /s/ Phillip J. Salsbury
   --------------------------      -----------------------------------
       Name:  Margaret Maher           Name:  Phillip J. Salsbury
            -----------------               --------------------------
       Title: Exec. Assistant          Title: President and CEO
             ----------------                -------------------------

Attest:                         AMERICAN STOCK TRANSFER &
                                TRUST COMPANY



By: /s/ Isaac J. Kagan          By: /s/ Herbert J. Lemmer
   --------------------------      -----------------------------------
       Name:  Isaac J. Kagan           Name:  Herbert J. Lemmer
            -----------------               --------------------------
       Title: Vice-President           Title: Vice-President
             ----------------                -------------------------